                                  SCHEDULE 13D
                                 (Rule 13d-101)


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934
                                Amendment No. 5
                                             ----

                              TransMontaigne, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89393410
--------------------------------------------------------------------------------
                                 (CUSIP Number)

   Thomas R. Denison - First Reserve Corporation, 1801 California St., #4110,
                        Denver, CO 80202, (303) 382-1270
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  May 21, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box following box. [ ]



Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                                                SEC 1746 (12-91)

-------------------                                           ------------------
CUSIP No.  89393410               SCHEDULE 13D                Page 2 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Corporation
          I.R.S. No.:  06-1210123
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER

       SHARES                  0
                         -------------------------------------------------------
    BENEFICIALLY          8    SHARED VOTING POWER

      OWNED BY                 11,123,469
                         -------------------------------------------------------
        EACH              9    SOLE DISPOSITIVE POWER

      REPORTING                0
                         -------------------------------------------------------
       PERSON            10    SHARED DISPOSITIVE POWER

        WITH                   11,123,469
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,123,469
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          28.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------                                           ------------------
CUSIP No.  89393410               SCHEDULE 13D                Page 3 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VI, Limited Partnership
          I.R.S. No.:  06-1334650
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER

       SHARES                  0
                         -------------------------------------------------------
    BENEFICIALLY          8    SHARED VOTING POWER

      OWNED BY                 4,130,473
                         -------------------------------------------------------
        EACH              9    SOLE DISPOSITIVE POWER

      REPORTING                0
                         -------------------------------------------------------
       PERSON            10    SHARED DISPOSITIVE POWER

        WITH                   4,130,473
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,130,473
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          13.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------                                           ------------------
CUSIP No.  89393410               SCHEDULE 13D                Page 4 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VII, Limited Partnership
          I.R.S. No.:  06-1457408
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER

       SHARES                  0
                         -------------------------------------------------------
    BENEFICIALLY          8    SHARED VOTING POWER

      OWNED BY                 2,689,583
                         -------------------------------------------------------
        EACH              9    SOLE DISPOSITIVE POWER

      REPORTING                0
                         -------------------------------------------------------
       PERSON            10    SHARED DISPOSITIVE POWER

        WITH                   2,689,583
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,689,583
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------                                           ------------------
CUSIP No.  89393410               SCHEDULE 13D                Page 5 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VIII, L.P.
          I.R.S. No.:  06-1507364
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER

       SHARES                  0
                         -------------------------------------------------------
    BENEFICIALLY          8    SHARED VOTING POWER

      OWNED BY                 4,303,413
                         -------------------------------------------------------
        EACH              9    SOLE DISPOSITIVE POWER

      REPORTING                0
                         -------------------------------------------------------
       PERSON            10    SHARED DISPOSITIVE POWER

        WITH                   4,303,413
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,303,413
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          11.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------                                           ------------------
CUSIP No.  89393410               SCHEDULE 13D                Page 6 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VII, L.P.
          I.R.S. No.:  06-1520256
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER

       SHARES                  0
                         -------------------------------------------------------
    BENEFICIALLY          8    SHARED VOTING POWER

      OWNED BY                 2,689,583
                         -------------------------------------------------------
        EACH              9    SOLE DISPOSITIVE POWER

      REPORTING                0
                         -------------------------------------------------------
       PERSON            10    SHARED DISPOSITIVE POWER

        WITH                   2,689,583
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,689,583
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-------------------                                           ------------------
CUSIP No.  89393410               SCHEDULE 13D                Page 7 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VIII, L.P.
          I.R.S. No.:  06-1507318
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                 [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER

       SHARES                  0
                         -------------------------------------------------------
    BENEFICIALLY          8    SHARED VOTING POWER

      OWNED BY                 4,303,413
                         -------------------------------------------------------
        EACH              9    SOLE DISPOSITIVE POWER

      REPORTING                0
                         -------------------------------------------------------
       PERSON            10    SHARED DISPOSITIVE POWER

        WITH                   4,303,413
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,303,413
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          11.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 5 to the statement on Schedule 13D (the "Statement"), originally filed on June 4, 1996, is filed by First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Fund VII, Limited Partnership ("Fund VII"), First Reserve GP VII, L.P. ("GP VII"), First Reserve Fund VIII, L.P. ("Fund VIII"), and First Reserve GP VIII, L.P. ("GP VIII," and collectively, the "Funds"), and First Reserve Corporation ("First Reserve," and together with the Funds, the "Reporting Persons") and relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of TransMontaigne, Inc., a Delaware corporation (the "Issuer" or "TransMontaigne"). That Schedule 13D is hereby amended as set forth below.


ITEM 4.  PURPOSE OF THE TRANSACTION.

         Item 4 is hereby deleted and replaced with the following:

         The Reporting Persons intend to participate in and influence the affairs of the Issuer through the exercise of voting rights with respect to shares of Common Stock and Series A Preferred Stock held by them. The Reporting Persons intend to review on a continuing basis the Funds' investment in the Issuer and, subject to restrictions contained in agreements described in Item 6, may or may not dispose of additional shares, on the open market or otherwise, subject to: the price and availability of the Issuer's securities; subsequent developments affecting the energy market as a whole; the Issuer and the Issuer's business and prospects, and on the eventual liquidation of the Funds in accordance with their respective partnership agreements.

         As described in Item 6, on May 21, 2001, Fund VI entered into an agreement with the Issuer to immediately cease all further sales of Common Stock under Rule 144 until the earlier of December 31, 2001, or the effectiveness of the shelf registration statement described in Item 6, which is to be filed, at the election of Fund VI, by the Company on or before December 31, 2001. Fund VI intends to immediately deliver its election to cause such shelf registration statement to be filed, which election Fund VI may withdraw in its sole discretion at any time.

ITEM 6. CONTRACTS, ARRANGEMENT, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby amended by adding the following:

         In exchange for Fund VI's agreement (i) to immediately cease all further sales of the Company's stock under Rule 144 until the earlier of December 31, 2001, or effectiveness of the shelf registration statement described below, and (ii) to give up its right under the Registration Rights Agreement, dated April 17, 1996, as amended on October 30, 1998, to request two of its four demand registrations, the Issuer has agreed, upon delivery of a request by Fund VI no later than December 1, 2001, to utilize its reasonable best efforts to (a) file a shelf registration statement on or before December 31, 2001, (b) to have the same promptly declared effective for not less than all of Fund VI's then held shares of capital stock of the Issuer and (c) to keep such shelf registration statement effective for not less than 365 days. The shelf registration is subject to the registration rights of other stockholders, and the Issuer has agreed to use its reasonable best efforts to obtain the waiver of each such party's rights to participate pro rata in the proposed shelf registration.

ITEM 7.  EXHIBITS.

         A.       Letter Agreement dated May 21, 2001.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  May 22, 2001.

                                           FIRST RESERVE CORPORATION



                                           By:   /s/ Thomas R. Denison
                                                 -------------------------
                                                 Name:  Thomas R. Denison
                                                 Title: Managing Director



                                           FIRST RESERVE FUND VI, LIMITED
                                           PARTNERSHIP

                                           By:   First Reserve Corporation,
                                                 as General Partner

                                                 By:   /s/ Thomas R. Denison
                                                       ---------------------
                                                       Name:  Thomas R. Denison
                                                       Title: Managing Director

                                          FIRST RESERVE FUND VII, LIMITED
                                          PARTNERSHIP

                                          By:   First Reserve GP VII, L.P.,
                                                as General Partner

                                                By:   First Reserve Corporation,
                                                      as General Partner


                                                By:   /s/ Thomas R. Denison
                                                      -------------------------
                                                      Name:  Thomas R. Denison
                                                      Title: Managing Director



                                          FIRST RESERVE FUND VIII, L.P.

                                          By:   First Reserve GP VIII, L.P.,
                                                as General Partner

                                                By:   First Reserve Corporation,
                                                      as General Partner



                                                By:   /s/ Thomas R. Denison
                                                      --------------------------
                                                      Title:  Managing Director


                                          FIRST RESERVE GP VII, L.P.

                                          By:   First Reserve Corporation,
                                                as General Partner



                                                By:   /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title: Managing Director


                                          FIRST RESERVE GP VIII, L.P.

                                          By:   First Reserve Corporation,
                                                as General Partner



                                                By:   /s/ Thomas R. Denison
                                                      --------------------------
                                                      Name:  Thomas R. Denison
                                                      Title: Managing Director

                                    EXHIBIT A

                                                            HAROLD R. LOGAN, JR.
                                                EXECUTIVE VICE PRESIDENT/FINANCE


                                  May 21, 2001



Mr. Ben A. Guill
First Reserve Fund VI, Limited Partnership
1801 California Street, Suite 4110
Denver, Colorado 80202

RE:   FUND VI REGISTRATION RIGHTS

Dear Ben:

This letter is in response to the recent inquiries made by First Reserve Fund VI, Limited Partnership ("Fund VI") with regard to its demand registration rights under the Registration Rights Agreement dated April 17, 1996, as amended on October 30, 1998 and March 25, 1999 (the "Agreement") by and among TransMontaigne Inc. (the "Company") and the Institutional Investors signatories thereto, including Fund VI. Capitalized terms used herein that are not defined shall have the meanings set forth in the Agreement.

In exchange for Fund VI's agreement (i) to immediately cease all further sales of the Company's stock under Rule 144 until the earlier of December 31, 2001, or the effectiveness of the Shelf Registration Statement described below, and (ii) to give up its right under Section 2.2.1 of the Agreement to request two of its four Demand Registrations, the Company agrees, upon delivery of a request by no later than December 1, 2001, to utilize its reasonable best efforts to (i) file a Shelf Registration Statement on or before December 31, 2001, (ii) have same promptly declared effective for not less than all of Fund VI's then held Registerable Securities, subject to the registration rights of Louis Dreyfus Corporation ("Dreyfus") and Merrill Lynch Asset Management ("Waterwagon"), and
(iii) keep the Shelf Registration effective for not less than 365 days. With respect to the registration rights of Dreyfus and Waterwagon, the Company agrees to use its reasonable best efforts to obtain the waiver of each party's rights to participate pro rata in the proposed Shelf Registration. Except as modified hereby with respect to Fund VI, all other provisions of the Agreement shall remain in full force and effect.

Please acknowledge your acceptance of this agreement by completing the signature block below.

TransMontaigne Inc.



By:
   ----------------------------------------------
   Harold R. Logan, Jr., Executive Vice President

Date:    May 21, 2001

Accepted and Agreed To:

First Reserve Fund VI, Limited Partnership



By:
   ---------------------------------------
Name:  Ben Guill
Title: President
Date:  5/22/01